Exhibit 10.16

CONTRACTOR AGREEMENT

THIS CONTRACTOR AGREEMENT is made as of the 12th day of January, 2024.

BETWEEN

NEW HORIZON AIRCRAFT LTD. D/B/A HORIZON AIRCRAFT

(the “Company”)

- and -

2195790 Alberta Inc.

(the “Contractor”)

- and -

Stewart Lee

(the “Keyman”)

(referred to individually as a “Party” and collectively as the “Parties”)

WHEREAS the Contractor has been engaged with Robinson Aircraft Ltd. (“Robinson”) since March 18, 2021 (the “Start Date”);

WHEREAS the Company completed a business combination with Robinson Aircraft Ltd. (“Robinson”) whereby the Company has acquired all of the issued and outstanding shares of Robinson (the “Sale”);

WHEREAS it is a condition precedent to the closing of the Sale contemplated by the business combination agreement between Robinson, Pono Capital Three, Inc. and Pono Three Merger Acquisitions Corp., dated August 15, 2023 (the “Business Combination Agreement”), that the Contractor enter into this Agreement with the Company;

WHEREAS the Keyman is receiving valuable consideration in connection with the Sale as set out in the Business Combination Agreement;

WHEREAS contingent upon the closing of the Sale, the Keyman and the Company wish to enter into a written agreement pursuant to which the Contractor will be engaged to provide Services to the Company on the terms and conditions set out in this Contractor Agreement (“Agreement”);

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Horizon Aircraft – Contractor Agreement – Stewart Lee (2195790 Alberta Inc.)

NOW THEREFORE in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, including but not limited the consideration received by the Keyman pursuant to the Business Combination Agreement the sufficiency of which is acknowledged by the Contractor and the Keyman, and the premises and mutual covenants and agreements hereinafter contained in this Agreement, the Parties hereto hereby mutually covenant and agree as follows:

1.	Services

(a)	The Contractor will be providing services as the Head of People & Strategy, providing through the Keyman, the following services (“Services”):

(i)	Human Resources and Business Planning Services; and

(ii)	other services as mutually agreed upon by the Parties.

(b)	The Keyman is solely responsible for the performance of the Services and will not be replaced or reassigned by the Contractor during the Term.

(c)	While the Contractor will receive direction from the Board of Directors in respect of the performance of the Services, the Contractor will determine the manner and means for the provision of the Services. The Contractor has the right to control and direct the performance of the Services, except as provided in this Agreement and subject to the understanding that the Contractor will perform the Services using in a skilful and competent manner with the highest level of integrity and judgment and in a manner that will promote and not harm the interests of the Company.

(d)	Notwithstanding the foregoing, the Contractor and the Keyman are required to comply with all relevant client, and Company policies as in effect from time to time, including the Ethics and Insider Trading Policy.

(e)	The Contractor is engaged as a contractor in a non-exclusive capacity. It is understood that the Contractor and the Keyman may be employed or engaged to provide services to third parties (including, but not limited to, appointments to boards of directors) (“Outside Activity”) during the Term, subject to the following: The Contractor and the Keyman will not (directly or indirectly) engage in or associate with any other Outside Activity which could or does place in a conflict of interest with the Company, without the Company’s prior written consent.

(f)	The Company may request that the Keyman serve as an officer of the Company or any of its affiliates and associates as such terms are defined in the Business Corporations Act (Ontario and Alberta) (collectively, “Affiliates”) as may be determined from time to time by the Company, in its sole discretion. For the period of any such appointment, the Company shall ensure the Keyman is entitled to coverage pursuant to any policy of insurance maintained by or for the Company from time to time and related to the liability of the directors and officers of the Company and its Affiliates, which policy shall indemnify the Keyman against any amounts payable by the Keyman, including damages, fines, penalties, interest and legal expenses incurred by the Keyman or for which the Keyman is liable by reason of such appointment and the Keyman’s conduct, provided he has acted honestly and in good faith with a view to the best interests of the Company and its Affiliates, and had reasonable grounds for believing that such conduct was lawful. The Keyman acknowledges and agrees that in the event that an appointment to the Board of Directors of the Company or as a director or officer of any one or more of its Affiliates shall be terminated for any reason whatsoever, the Contractor and the Keyman shall not be entitled to any notice or compensation whatsoever with respect to the termination of such appointment.

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2.	Start Date; Term; Background Verification

The term of engagement (“Term”) under this Agreement will begin immediately following the successful close of the Sale, which is currently scheduled for January 12, 2024 (“Effective Date”), and unless earlier terminated in accordance with section 9 of this Agreement, will automatically expire on December 31, 2025.

The Parties may extend the Term by mutual agreement in writing, and the same terms and conditions set out in this Agreement will continue to apply with the Expiry Date adjusted accordingly, except as otherwise specified in writing at the time of such extension.

This offer of engagement is conditional on the Keyman’s approval for a security clearance with governmental authorities as the Company considers necessary or advisable. The process to secure approval of this clearance may include, but is not limited to, a criminal record check, reference check, and financial check. By signing this Agreement, the Keyman is providing the Company with his written consent to undertake the background check required to obtain this clearance, and the Keyman agrees to complete any documents required. Furthermore, the Contractor understands and agrees this offer of engagement will be void or the Contractor’s engagement terminated immediately in the event the Keyman does not participate as indicated or as required, or if the results of this background check are not satisfactory to the Company, at its sole discretion.

3.	Past Engagement

The period from the Start Date to the Effective Date, both as defined above, is referred to as “Past Engagement”.

4.	Place of Work

This position is located at 3187 Highway 35 in Lindsay, Ontario (“Location”). It is understood that the Contractor will perform the Services remotely part of the time, and may exclusively perform the Services remotely due to restrictions related to public health that may in the future require remote work (“Public Health Restrictions”). Absent such Public Health Restrictions, it is understood that the Contractor will regularly perform the Services remotely five (5) days per week. Subject to Public Health Restrictions, the Contractor and the Keyman may be requested to attend at the Location or at other business-related locations as directed on short notice.

5.	Hours of Work

The Contractor will perform the Services on an as-needed basis. Hours of service may range from 15-25 hours per week, but there are no guaranteed or fixed hours of service.

6.	Taxes; Fees

(a)	Where required by law, the Contractor must register for goods and services and/or provincial sales and/or harmonized sales taxes (“Tax”), provide its Tax registration number to the Company and separately itemize any applicable Tax on its invoices. The Contractor is solely responsible for remitting all taxes paid by the Company to the applicable government agencies, as required by law.

(b)	The Company will pay the Contractor for performance of the Services fees in the amount of $120.00 CAD per hour (“Fees”), payable on a biweekly basis in accordance with the Company’s regular payment practices. The Contractor is solely responsible for providing payment for provision of Services to the Keyman.

(c)	In addition to the Fees set out herein, the Contractor will be eligible to receive additional remuneration as set forth in 0 of this Agreement.

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7.	Timesheets; Invoicing and Payment

The Contractor will submit invoices for all Services performed in a format approved by the Company on the 15th and end of the month during the Term.

Subject always to the Company’s approval of the invoice, invoices will be paid within 30 days, together with any applicable Tax, after receipt of an invoice.

8.	Benefits

The Contractor (and the Keyman) are not eligible for, and shall not participate in, any employee benefits of the Company, including but not limited to vacation, pension, group insurance, health and all other benefits.

9.	Termination

(a)	Automatic: Unless terminated earlier in accordance with this section 9, this Agreement will automatically expire upon the Expiry Date.

(b)	By Mutual Agreement: This Agreement may be terminated at any time before the Expiry Date by mutual agreement in writing.

(c)	For Convenience: This Agreement may be terminated at any time before the Expiry Date by either party for convenience, upon delivery of:

(i)	if by the Contractor, 90 calendar days’ prior written notice to the Company; and

(ii)	if by the Company, 60 calendar days’ prior written notice to the Contractor.

(d)	By the Company for Material Breach: Upon the delivery of written notice by the Company to the Contractor, this Agreement will automatically terminate on the date of such delivery (or on such later date specified by the Company) if the Company determines, in its sole discretion exercised reasonably, that the Contractor (or the Keyman) is in breach of its or their material obligations under this Agreement, including but not limited to:

(i)	the Contractor or the Keyman materially breaches any obligations required hereunder; or

(ii)	the Contractor or the Keyman’s actions or statements cause harm or loss of reputation to the Company, including breach of confidentiality.

(e)	Upon expiration or earlier termination of this Agreement for any reason, the Company will provide the Contractor with only the Fees, accrued and owing to the Contractor up to and including the Expiry Date or earlier termination date pursuant to this section 9.

(f)	General; Any Termination: Upon the termination for any reason whatsoever of this Agreement:

(i)	The Contractor will deliver a final invoice for any Services provided and approved expenses incurred up to and including the effective date of such termination, in accordance with section 9 of this Agreement;

(ii)	The Contractor will forthwith deliver or cause to be delivered to the Company any of the following which is then in its or their possession or control, in any medium or form: (1) all Confidential Information and Work Product, defined in Paragraph 12 below; (2) all other property and equipment owned or supplied by the Company; (3) any copies or reproductions of any of the foregoing; and (4) any property of a third party which has been leased or rented by the Company for the Contractor’s use during the engagement;

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(iii)	The Contractor will promptly take all necessary steps to ensure that any electronically-stored Confidential Information and Work Product has been transferred to the Company from (and fully deleted from) the Contractor (or the Keyman’s) business, personal or household cell-phone, computer/lap-top or similar devices and systems, and that any the Company-licensed software and the Company access rights have been “wiped” from those devices and systems;

(iv)	The Contractor acknowledges that compliance with its obligations, including the Keyman, under this section 9(f) is a pre-requisite to the Company’s payment of any payments to the Contractor that remain outstanding as of, or fall due after, such termination; and

(v)	The Contractor expressly acknowledges that it is waiving any right to claim any form of common law reasonable notice of termination or compensation/damages in lieu of such reasonable notice of termination, and is also waiving any right to claim any additional compensation/damages for any unexpired remainder of the Term.

10.	Records

The Contractor will keep proper records of the time spent and expenses incurred in the performance of the Services in a form and detail satisfactory to the Company. Those records will at all times, both before and after the Term, be open to audit and inspection upon reasonable advance notice from the Company, who may make copies and take extracts from them. The Contractor will furnish the Company with all additional information about those records as the Company may reasonably require.

11.	Confidentiality and Intellectual Property, Privacy

(a)	During the Term and the Contractor’s engagement with the Company, the Contractor will have access to sensitive and/or non-public confidential or proprietary information, including, without limitation, information that belongs to or relates to the business of the Company or its affiliates’ (such as, for example, information about business practices, pricing and marketing plans), or that belongs to or relates to our (or our affiliates’) current, prospective or former customers. If that information was disclosed without our permission, it could harm the Company’s interests. All such confidential information, in any form, even if not marked as confidential, is “Confidential Information”, and the Contractor and the Keyman have no ownership rights in or to any Confidential Information.

(b)	During the Term of this Agreement, the Contractor will disclose to the Company all ideas, inventions and business plans developed by the Contractor or the Keyman during such period or the Past Engagement which relate directly or indirectly to the business of the Company, including, without limitation, any process, operation, campaign, product or improvement which may be patentable or copyrightable (the “Work Product”). The Contractor agrees that all Work Product and all intellectual property rights therein, including all patents, licenses, copyrights, tradenames, trademarks, service marks, campaigns and business plans developed or created by the Contractor or the Keyman during the Past Engagement or in the course of the engagement hereunder, either individually or in collaboration with others, will be deemed works made for hire and works made in the course of employment with the Company, as that term is defined in the Copyright Act of Canada (Canada), and are the sole and absolute property of the Company. For no additional consideration, the Contractor hereby assigns and transfers to the Company, and agrees to assign and transfer to the Company, any and all Work Product and all intellectual property rights therein, including all patents, licenses, copyrights, tradenames, trademarks, and service marks in the Work Product. For no additional consideration, the Contractor hereby waives all “moral rights” in the Work Product in favour of the Company and any person designated by the Company. The Contractor agrees, that at the Company’s request and cost, the Contractor and the Keyman will take all steps necessary to secure the rights thereto to the Company in the Work Product, by patent, copyright or otherwise.

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(c)	The Contractor acknowledges and agrees that the Contractor will take all necessary steps to protect and maintain the Personal Information of employees, contractors/consultants or clients of the Company obtained in the course of performing the Services under this Agreement. Personal information means information about an identifiable individual. The Contractor shall at all times comply, and shall assist the Company to comply with all applicable privacy laws including the Personal Information Protection and Electronic Documents Act (Canada) and/or any comparable provincial law including the Personal Information Protection Act (Alberta) (“Applicable Privacy Laws”).

The Keyman acknowledges and agrees that the disclosure of the Personal Information of the Keyman may be required as part of the ongoing operations of the Company’s business, as required or permitted by law or regulatory agencies, as part of the Company’s audit process, or as part of a potential business or commercial transaction (the “Personal Information Disclosure”), and the Keyman hereby grants consent as may be required by Applicable Privacy Laws to the Personal Information Disclosure.

12.	Representations and Warranties

The Contractor represents, warrants and acknowledges to the Company the following:

(a)	The Contractor and the Keyman will not use or disclose any confidential or proprietary information from any previous employer or other person, firm, corporation or other entity (“Person”) which is in the Contractor or the Keyman’s power, possession or control and which use or disclosure could give rise to a legal claim against either the Contractor or the Keyman or the Company. Further, the Contractor and the Keyman shall comply with all restrictions on the solicitation of employees, contractors, customers or prospective customers of any previous employer or other Person by which the Contractor or the Keyman are legally bound. The Company specifically advises the Contractor and the Keyman that it does not wish, nor will it knowingly permit the Contractor and the Keyman to use or disclose such information or breach such restrictions in the context of performing the Services.

13.	Relationship of the Parties

(a)	The Contractor enters into this Agreement as an independent contractor. The Contractor and the Keyman will not be deemed to be (nor will the Contractor nor the Keyman identify themselves as) an employee, servant, dependent contractor or agent of the Company, for any purpose whatsoever.

(b)	If the relationship between the Company and the Contractor (or the Keyman) is deemed to constitute an employer/employee relationship, it is expressly agreed that the Company’s employer liabilities to the Contractor or the Keyman in relation to such deemed employment and also in relation to the termination for any reason whatsoever of such deemed employment, will equal and be limited to only the minimum statutory requirements (if any) as set out in the Employment Standards Code (Alberta), as amended from time to time (“Employment Standards”). The Contractor and the Keyman acknowledge and expressly agree that the Contractor and the Keyman will not be entitled to nor receive any common law reasonable notice or any amounts other than the minimally required amounts under Employment Standards. Any payments made and any termination notice provided to the Contractor pursuant to this Agreement will be credited towards any applicable minimum statutory requirements.

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(c)	If the Contractor or the Keyman is deemed to be a dependent contractor, it is expressly agreed that the Company’s liabilities to such dependent contractor in relation to the termination for any reason whatsoever of the relationship with the Company or the Keyman, will be equivalent to and will be limited to the greater of: (i) the notice required under section 9(c) above, or (ii) the equivalent to the total of the minimum statutory notice (or pay in lieu) that would have been payable by the Company in accordance with Employment Standards, had the Contractor or Keyman been deemed to be an employee of the Company. Any payments made and any termination notice provided to the Contractor or Keyman pursuant to this Agreement will be credited towards such minimum statutory requirements.

14.	Compliance with Law

(a)	The Contractor will be wholly responsible for complying with, and submitting the requisite filings and payments under applicable federal, provincial, municipal or local law, including but not limited to income tax, Employment Insurance, Canada Pension Plan, workplace/occupational health and safety legislation, workers’ compensation legislation and health insurance legislation, tax legislation and local taxing legislation; and including but not limited to equivalent or similar applicable legislation of any government entity, agency, ministry or collecting body having jurisdiction in relation to the Contractor as a contractor to the Company and in relation to the Keyman as an employee of the Contractor.

(b)	For greater clarity, the Company is not responsible to collect and withhold income taxes or to deduct and remit Employment insurance or Canada Pension Plan contributions in connection with payment of the Fees.

15.	Indemnity

The Contractor and the Keyman agree to indemnify and save harmless the Company (together with its predecessors, successors, affiliates, officers, directors, employees, agents, administrators and assigns) from any and all claims, actions, causes of action, debts or demands (including related liability for interest or penalties, and also including any related costs or expenses incurred by the Company) which may arise as a result of or in relation to this Agreement, including the performance or non-performance of Services provided under this Agreement.

16.	Assignment

This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law; provided, however, that the Company shall be permitted to assign this Agreement to an affiliate in connection with a reorganization of the Company’s business or assets. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

17.	Modification

This Agreement may not be orally canceled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by the Parties to this Agreement.

18.	Severability; Survival; Enforcement

In the event any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the invalid or unenforceable part had been severed and deleted.

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Each of the covenants and obligations set out in sections 11 to 16 will be construed as constituting obligations independent of each other and of any other obligations in the Agreement. Upon the termination for any reason whatsoever of this Agreement, the provisions set out in sections 11 to 16, and this section 19, will each survive and remain binding on the Contractor in accordance with their terms, and may be enforced by the Company in a court of competent jurisdiction, notwithstanding any claim that may be asserted by or on behalf of the Contractor or the Keyman against the Company or its affiliates, whether predicated on this Agreement or otherwise.

Furthermore, the Contractor acknowledges that it would be difficult to compute the monetary loss to the Company arising from the Contractor or the Keyman’s breach or threatened breach of sections 12 and 16, and that, accordingly, the Company will be entitled, in addition to any other rights and remedies that it may have at law or equity, to a temporary or permanent injunction restraining the Contractor or the Keyman from engaging in or continuing any such breach.

19.	No Conflict

The Contractor and the Keyman represent and warrant that it and they are not subject to any agreement, instrument, obligations, order, judgment or decree of any kind, or any other restrictive agreement or obligation of any character, which would prevent the Contractor and the Keyman from entering into this Agreement or which would be breached by the Contractor or the Keyman upon the performance of the Services pursuant to this Agreement.

20.	Governing Law

This Agreement will be governed by and construed in accordance with the laws of the province of Alberta without giving effect to any choice or conflict of law provision or rule (whether in the province of Alberta or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the province of Alberta.

21.	Entire Agreement

Except as provided herein, this Agreement (including the Schedule) constitutes the complete agreement between the Contractor, the Keyman and the Company and supersedes all prior agreements relating to the subject matter hereof.

22.	Eligibility to Work in Canada

The Contractor represents and warrants that the Keyman is legally permitted to work in Canada. Upon request, the Keyman will provide the Company with appropriate documentation confirming his eligibility to work in Canada. For clarity, this offer of engagement (and continued engagement with the Company) is conditional upon the Keyman being legally entitled to work in Canada at all times.

23.	Legal Advice

The Contractor acknowledges and agrees that it has had an adequate opportunity to obtain such independent legal advice prior to entering into this Agreement.

24.	Counterparts

This Agreement may be executed in counterparts, all of which taken together shall constitute one instrument.

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Horizon Aircraft – Contractor Agreement – Stewart Lee (2195790 Alberta Inc.)

IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto:

/s/ Stewart Lee	/s/ Brandon Robinson
2195790 Alberta Inc.	Horizon Aircraft

Per: Stewart Lee	Per: Brandon Robinson

January 12, 2024	January 19, 2024
Date	Date

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Horizon Aircraft – Contractor Agreement – Stewart Lee (2195790 Alberta Inc.)

Schedule 1

1.	Additional Remuneration

1.1	Stock Option Plan: Subject to the terms of the Omnibus Share Incentive Plan of the Company (the “SOP”), and contingent upon the approval of the Compensation Committee of the Company’s Board of Directors and the Company’s Board of Directors (to be granted in its sole and unfettered discretion), the Company shall provide the Keyman with such number of awards of the Company at a price and under such conditions to be determined in accordance with the terms of the SOP. If granted, such awards will vest on the schedule detailed in the terms of the SOP or the terms of the agreement representing such award which the Keyman will be required to execute upon the issuance of the stock options. The Keyman’s participation in the SOP will be strictly governed by its terms, as they may be amended from time to time, and the Stock Option Agreement. The Keyman agrees to bear responsibility for, and adhere to, any and all tax regulations in connection with the stock options issued to him.

1.2	Resources:

If any tools, equipment, software, or other goods are purchased by the Contractor and invoiced to the Company or are supplied by the Company to the Contractor, they will be and remain the property of the Company, will be deemed to be loaned to the Contractor, and must be returned to the Company (or as otherwise directed by the Company) upon the termination for any reason whatsoever of the Agreement.

1.3	Expenses: Unless otherwise approved by the Company in writing in advance, the Contractor will be solely responsible for any expenses incurred in performing the Services. Where expenses are reimbursable, any such reimbursement will be conditional upon compliance with the Company’s expense reimbursement policies and practices, and presentation of proper receipts and expense reports.

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